Electronics For Imaging, Inc. Prices Offering of $135 Million Convertible Senior Notes Due 2023
Fremont, Calif. - November 28, 2018 - Electronics For Imaging, Inc. (Nasdaq: EFII) (“EFI” or the “Company”) today announced the pricing of its previously announced offering of $135.0 million aggregate principal amount of 2.25% convertible senior notes due 2023 (the “Notes”) in a private placement. The Notes will be offered by the initial purchasers solely to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering of the Notes, the Company has granted the initial purchasers the right to purchase up to an additional $15.0 million aggregate principal amount of the Notes, exercisable within a 30-day period. The sale of the Notes is expected to close on November 30, 2018, subject to customary closing conditions.
The Notes will be convertible into cash, shares of the Company’s common stock (the “Common Stock”) or a combination of cash and shares of Common Stock at the Company’s election based on an initial conversion rate of 28.0128 shares per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $35.70 per share of Common Stock, and is subject to adjustment upon the occurrence of certain events. The initial conversion price of the Notes represents a premium of approximately 30.0% over the last reported sale price of the Common Stock on the Nasdaq Global Select Market on November 27, 2018. Prior to the close of business on the business day immediately preceding May 15, 2023, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes will bear interest at a rate of 2.25% per year, payable semi-annually in arrears on May 15 and November 15, beginning on May 15, 2019. The Notes will mature on November 15, 2023, unless earlier repurchased, redeemed or converted in accordance with their terms. The Notes will be senior unsecured obligations of the Company.
The Company estimates that the net proceeds from the offering of the Notes will be approximately $131.1 million (or approximately $145.8 million if the initial purchasers exercise their option to purchase additional Notes in full) after deducting the initial purchasers’ discounts and the estimated offering expenses payable by the Company. The Company intends to use approximately $40.0 million of the net proceeds from the offering of the Notes to repurchase shares of the Common Stock from purchasers of the Notes in the offering in privately negotiated transactions effected with or through one of the initial purchasers or its affiliate at a purchase price per share equal to the closing sale price of the Common Stock on November 27, 2018, which was $27.46 per share. These repurchases could result in an increase, or prevent a decrease in, the market price of the Common Stock or the Notes concurrently with the pricing of the Notes, as well as a higher effective conversion price for the Notes.
The Company intends to use the remainder of the net proceeds from the offering of the Notes for general corporate purposes, including, but not limited to, the repayment at maturity of the Company’s existing 0.75% convertible senior notes due 2019, acquisitions or other strategic transactions, potential repurchases of additional shares of the Company’s Common Stock under the Company’s existing share repurchase authorization and working capital.
Neither the Notes nor the shares of Common Stock, if any, issuable upon conversion of the Notes, have been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About EFI

EFI™ is a global technology company, based in Silicon Valley, and is leading the worldwide transformation from analog to digital imaging. We are passionate about fueling customer success with products that increase competitiveness and boost productivity. To do that, we develop breakthrough technologies for the manufacturing of signage, packaging, textiles, ceramic tiles, and personalized documents, with a wide range of printers, inks, digital front ends, and a comprehensive business and production workflow suite that transforms and streamlines the entire production process.
Notice Regarding Forward-Looking Statements
This press release includes certain forward-looking statements related to the Company within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including all statements regarding the proposed offering of the Notes, the anticipated closing of the sale of the Notes and the anticipated use of proceeds, including the proposed concurrent share repurchases, are forward-looking statements. These statements are based on management’s current estimates, assumptions, expectations or beliefs and are subject to uncertainty and changes in circumstances. These forward-looking statements are estimates reflecting the judgment of the Company’s senior management and actual results may vary materially from those expressed or implied by the forward-looking statements herein.
The statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with the Company’s businesses, please refer to the section entitled “Risk Factors” in the Company’s Securities and Exchange Commission (the “SEC”) filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent Quarterly Reports on Form 10-Q, copies of which are on file with the SEC and available on the SEC’s website at www.sec.gov.

Contact Information:
Investor Relations
JoAnn Horne
Market Street Partners
415-445-3233